EXHIBIT 99.1

Complete Genomics Reports Results for Second Quarter 2011

MOUNTAIN VIEW, Calif., Aug. 3, 2011 (GLOBE NEWSWIRE) -- Complete Genomics, Inc. (Nasdaq:GNOM) today announced its financial results for the quarter ended June 30, 2011.

Second Quarter 2011 Results

  The company recognized revenue for over 900 human genomes
  Revenue of $5.9 million compared to $1.1 million in the second quarter of 2010
  Costs and operating expenses were $20.8 million compared to $12.9 million in the second quarter of 2010
  Net loss was $16.0 million compared to $12.6 million in the second quarter of 2010

"In addition to our second quarter results, we are announcing important contracts with the National Cancer Institute/SAIC-Frederick and the Inova Translational Medicine Institute (part of the Inova Health System, a large, Virginia based hospital network). Together, these contracts represent approximately $14 million in services," said Dr. Clifford Reid, chairman, president and CEO of Complete Genomics. "Including these two contracts, which call for the delivery of an aggregate of 2,700 genomes, we have booked orders for approximately $30 million and 5,700 genomes from the beginning of the year through July 31, 2011."

"Leaders in genetic research and translational medicine are embracing our sequencing service as a reliable, fast and cost-effective means to obtain sequenced genomic data for complete human genomes," Dr. Reid continued. "We continue to anticipate shipment of genomic data for over 4,000 genomes in 2011. We also continue to expect variability in our quarterly shipments as a result of the timing of receipt of DNA samples from our customers."

In 2011, the company adopted Accounting Standards Update 2009-13. Contracts signed in 2011 are accounted for as containing multiple elements. Revenue for genomes associated with contracts signed in 2011 will be recognized in two parts, first for data delivery, and secondly, for post delivery analytical support and service. Approximately $0.2 million of revenue was deferred from the second quarter of 2011 as a result of ASU 2009-13.

In the second quarter of 2011 the company recorded $6.1 million for costs of services, compared to $4.9 million for start-up production costs in the second quarter of 2010. Research and development expenses were $8.0 million during the second quarter of 2011, compared to $4.9 million in the second quarter of 2010. Sales and marketing expenses were $3.1 million during the second quarter of 2011, compared to $1.3 million in the second quarter of 2010. General and administrative costs were $3.5 million during the second quarter of 2011, compared to $1.8 million in the second quarter of 2010.

The company's backlog as of June 30, 2011 was approximately $12 million and 2,200 genomes. The company ended the second quarter of 2011 with $126.4 million in cash, cash equivalents and short-term investments. The company's cash position reflects the completion of its public offering on June 1, 2011, which provided net proceeds to the company of approximately $73.8 million.

Highlights since the Company's Last Earnings Release

  For the genomes sequenced during the second quarter, our median call rate was over 96% of the genome. Median turnaround time for data results was under 70 days.
  The company has expanded its capacity to approximately 600 genomes per month and anticipates ending the year with a capacity between 800 and 1,200 genomes per month.

Second Half 2011 Outlook

The company shipped approximately 1,600 genomes to its customers in the first half of 2011. In the second half of 2011, the Company expects to ship over 2,400 genomes to its customers including over 600 genomes in the third quarter of 2011. The variability in genomes shipped each quarter reflects the timing of sample arrivals from a few large orders. We expect this variability to decline as order volume grows and provides a smoothing effect on sample arrivals.

Conference Call

Complete Genomics will host a conference call on August 4, 2011 at 5:30 a.m. PDT to discuss its financial results for the quarter. The conference dial in numbers are U.S.: (877) 844 - 6890 or International: (760) 298 - 5092 (Conference ID: 87718313). A live audio webcast of the call will also be available in the Investor Relations section of the Complete Genomics website at http://ir.completegenomics.com/.

An audio webcast replay of the conference call will be available in the Investor Relations section of the Complete Genomics website approximately two hours after the call and for 30 days thereafter.

About Complete Genomics

Complete Genomics is a complete human genome sequencing company that has developed and commercialized an innovative DNA sequencing platform. The Complete Genomics Analysis Platform (CGA™ Platform) combines our proprietary human genome sequencing technology with our advanced informatics and data management software. We offer this innovative, end-to-end, outsourced solution as CGA™ Service, and provide customers with data that is ready for use in genome-based research. Additional information can be found at www.completegenomics.com.

The Complete Genomics logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8216

Forward-looking Statements

Certain statements in this press release, including statements relating to backlog and future numbers of genomes to be sequenced, are forward-looking statements that are subject to risks and uncertainties. Readers are cautioned that these forward-looking statements are based on management's current expectations, and actual results may differ materially from those projected. The following factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: the company's limited operating history, delays in production due to technical issues, any failure to complete backlogged orders and recognize the associated revenue, the timing of sample arrivals, our ability to reduce the average cost of our sequencing service, the timing and extent of reductions in the price of our genomic sequencing service, any potential inability to increase yield and any problems maintaining relationships with its customers. More information on potential factors that could affect the Company's financial results can be found in its Annual Report on Form 10-K filed on March 30, 2011 and our Quarterly Reports on Form 10-Q, including those listed under the caption "Risk Factors." The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events or otherwise.

Complete Genomics, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Revenue	$ 5,865	$ 1,089	$ 12,698	$ 1,425

Operating expenses:
Cost of revenues	6,122	----	12,704	----
Start-up production costs	----	4,908	----	8,985
Research and development	8,028	4,928	14,836	11,097
General and administrative	3,468	1,763	6,248	4,862
Sales and marketing	3,138	1,313	5,838	2,539

Total operating expenses	20,756	12,912	39,626	27,483

Loss from operations	(14,891)	(11,823)	(26,928)	(26,058)

Interest expense	(810)	(833)	(1,150)	(1,144)
Interest and other income (expense), net	(258)	25	(341)	235

Net loss	$ (15,959)	$ (12,631)	$ (28,419)	$ (26,967)

Net loss per share attributed to common stockholders — basic and diluted	$ (0.56)	$ (13.93)	$ (1.05)	$ (45.09)

Weighted-average shares of common stock outstanding used in computing net loss per share—basic and diluted	28,290,407	907,075	27,131,605	598,080

Complete Genomics, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	June 30, 2011	December 31, 2010

Assets
Current assets
Cash and cash equivalents	$ 82,757	$ 68,918
Investments	43,657	----
Accounts receivable	7,263	4,943
Inventory	4,290	3,980
Prepaid expenses	775	1,101
Other current assets	73	78

Total current assets	138,815	79,020
Property and equipment, net	28,650	23,843
Other assets	900	297

Total assets	$ 168,365	$ 103,160

Liabilities, Preferred Stock and Stockholders' Equity
Current liabilities
Accounts payable	$ 6,283	$ 3,066
Accrued liabilities	4,382	3,102
Notes payable, current	3,262	5,780
Deferred revenue	7,077	5,739

Total current liabilities	21,004	17,687
Notes payable, net of current	20,598	7,521
Deferred rent, net of current	3,935	4,316

Total liabilities	45,537	29,524

Preferred stock	--	--

Common stock	33	26
Additional paid-in capital	290,062	212,458
Retained deficit	(167,267)	(138,848)

Total stockholders' equity	122,828	73,636
Total liabilities, preferred stock and stockholders' equity	$ 168,365	$ 103,160
CONTACT: Complete Genomics, Inc.
         Scott Sandler
         Investor Relations
         (650) 943-2788
         ssandler@completegenomics.com